Exhibit 23

            Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-121811 of Allstate Life Insurance Company (the "Company"), on Form S-3 of our report dated March 10, 2006, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for certain nontraditional long-duration contracts and for separate accounts in 2004 and changes in the methods of accounting for embedded derivatives in modified coinsurance agreements and variable interest entities in 2003), relating to the consolidated financial statements and financial statement schedules of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2005, to its use in the Statement of Additional Information (included as part of Registration Statement No. 333-121693 of Allstate Financial Advisors Separate Account I (the "Account")), which is incorporated by reference in the Prospectus of the Account, to the use of our report dated March 10, 2006 on the financial statements of the sub-accounts of the Account also appearing in the Statement of Additional Information, and to the reference to us under the heading "Experts" in Exhibit 99(b) of Part II of this Registration Statement.



/s/ Deloitte & Touche LLP
Chicago, Illinois
April 10, 2006